Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended July 31, 2026.

	Jul 31, 2026	Jun 30, 2026	May 31, 2026	Apr 30, 2026	Mar 31, 2026	Feb 28, 2026	Jan 31, 2026	Dec 31, 2025	Nov 30, 2025	Oct 31, 2025	Sep 30, 2025	Aug 31, 2025	Jul 31, 2025

Period-end loan receivables	$102.6	$102.2	$101.7	$100.9	$100.1	$99.9	$101.7	$103.8	$101.7	$100.4	$100.2	$100.2	$100.3
Loan receivables held for sale	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$0.2	$0.2	$0.2
Average loan receivables, including held for sale	$101.9	$101.3	$100.6	$100.2	$99.3	$100.7	$102.1	$102.8	$100.3	$99.8	$100.1	$99.9	$99.7

30+ delinquency rate(1)	4.2%	4.2%	4.2%	4.3%	4.5%	4.7%	4.6%	4.5%	4.5%	4.5%	4.4%	4.3%	4.2%

Net charge-off rate(1)(2)	4.7%	5.3%	5.5%	5.5%	5.8%	5.8%	4.7%	5.5%	5.6%	5.0%	5.3%	5.1%	5.1%
Recovery adjustment(3)	0.2%	(0.1)%	(0.1)%	0.1%	—%	—%	—%	(0.1)%	(0.2)%	0.3%	(0.2)%	0.2%	—%
Adjusted net charge-off rate(4)	4.9%	5.2%	5.4%	5.6%	5.8%	5.8%	4.7%	5.4%	5.4%	5.3%	5.1%	5.3%	5.1%

(1) References to “30+ delinquency rate” are to over-30 day loan delinquencies as a percentage of period-end loan receivables. References to “net charge-off rate” are to net charge-offs (annualized) as a percentage of average loan receivables, including held for sale. Net charge-offs consist of uncollectible principal balances, net of recovered amounts. Uncollectible interest and fees receivables are written off as a reduction of interest and fees on loans.
(2) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent greater than 90% of total period end loan receivables at July 31, 2026, for the calendar months indicated.
	2025	2026
January	28	25
February	28	28
March	28	30
April	29	28
May	25	28
June	30	28
July	28	28
August	28	28
September	28	29
October	28	25
November	28	30
December	29	28
(3) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(4) Adjusted net charge-off rate represents adjusted net charge-offs as a percentage of average loan receivables, including held for sale. Adjusted net charge-offs are a non-GAAP financial measure that include the 'recovery adjustment' defined above. We believe the presentation of the adjusted net charge-off rate is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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